EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

The Sherwin-Williams Company Reports 2011 Year-end Financial Results

•	Consolidated net sales for the year increased 12.7% to a record $8.77 billion

•	Diluted net income per common share was $4.14 per share in twelve months 2011, including a $.70 per share charge related to the IRS settlement, compared to $4.21 per share last year

•	Year-end working capital ratio (accounts receivable plus inventories less accounts payable to sales) improved to 10.9% from 11.9% last year

•	Net operating cash was $735.8 million

•	Anticipates diluted earnings per share for 2012 in the range of $5.37 to $5.67 per share

CLEVELAND, OHIO, January 26, 2012 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2011. Compared to the same periods in 2010, consolidated net sales increased $989.3 million, or 12.7%, to $8.77 billion in the year and increased $174.8 million, or 9.2%, to $2.07 billion in the quarter due primarily to selling price increases, acquisitions, and higher paint sales volume in our Global Finishes and Latin America Coatings Groups. Acquisitions increased consolidated net sales 4.5% in the year. Currency translation rate changes increased consolidated net sales 0.7% in the year and decreased consolidated net sales 1.2% in the quarter.

Diluted net income per common share in the year decreased to $4.14 per share from $4.21 per share in 2010, including an increase in income tax expense of $.70 per share relating to the IRS settlement and asset impairment charges of $.03 per share in 2011 versus $.04 per share in 2010. Charges relating to costs to repurchase long-term debt and an increase in income taxes related to the Health Care and Education Reconciliation Act of 2010, net of the favorable impact of the disposition of closed manufacturing sites, reduced diluted net income per common share $.18 per share in the year 2010. For the year, favorable currency translation rate changes of $.05 per share more than offset the dilution from acquisitions of $.04 per share. Diluted net income per common share was $.14 per share in the quarter compared to $.67 per share a year ago, including the IRS settlement and asset impairment charges noted above for the fourth quarter 2011 and 2010, respectively. Acquisitions and currency translation rate changes had an unfavorable impact on fourth quarter diluted net income per common resulting in a reduction of $.03 per share.

Effective with the fourth quarter 2011, the Company has expanded its Reportable Operating Segments from three to four due to the continued revenue growth and geographic expansion of our Global Finishes Group. The Latin America Coatings Group, previously aggregated within the Global Finishes Group, will now stand on its own as an individual Reportable Operating Segment. This change allows for a clearer view of our business results. Historical business segment information has been updated to reflect this change in Reportable Operating Segments.

Net sales in the Paint Stores Group increased 9.1% to $4.78 billion in the year and increased 13.5% to $1.13 billion in the quarter due primarily to selling price increases and improving domestic architectural paint sales volume across most segments. Net sales from stores open for more than twelve calendar months increased 8.3% in the year and 12.7% in the quarter over last year’s comparable periods. Paint Stores Group segment profit increased to $645.7 million in the year from $619.6 million last year and decreased $1.4 million to $133.4 million in the quarter from $134.8 million last year. Segment profit in the year increased due to selling price increases partially offset by raw material cost increases and increases in selling, general, and administrative expenses to maintain customer service. Segment profit in the quarter decreased due primarily to continuing raw material cost increases and increases in selling, general, and administrative expenses, and increased asset impairment charges offset by selling price increases and higher paint sales volume. Segment profit as a percent to net sales decreased in the year to 13.5% from 14.1% in 2010 and decreased in the quarter to 11.8% from 13.5% last year. Trademark impairment charges were $4.7 million in the year and fourth quarter 2011 compared to $0.1 million in the year and fourth quarter 2010.

Net sales of the Consumer Group decreased 1.8% to $1.27 billion in the year and 1.1% to $252.1 million in the quarter due primarily to the elimination of a portion of a paint program with a large retail customer partially offset by selling price increases. Segment profit decreased to $173.7 million in the year from $204.0 million last year due primarily to increasing raw material costs and the loss of a portion of a paint program with a large retail customer partially offset by selling price increases and reductions in selling, general, and administrative costs. Segment profit increased to $30.2 million in the quarter from $26.1 million last year due primarily to selling price increases and good cost control partially offset by increasing raw material costs. As a percent to net external sales, segment profit decreased in the year to 13.6% from 15.7% in 2010 and increased in the quarter to 12.0% from 10.2% last year.

The Global Finishes Group’s net sales stated in U.S. dollars increased 32.5% to $1.88 billion in the year due primarily to acquisitions, selling price increases, higher paint sales volume, and favorable currency translation rate changes. In the quarter, the Global Finishes Group’s net sales increased 8.1% to $463.3 million due primarily to selling price increases and acquisitions. In the year and quarter, acquisitions increased net sales in U.S. dollars by 20.7% and 3.2%, respectively. Currency translation rate changes increased net sales 1.4% in the year and decreased net sales by 1.7% in the fourth quarter 2011. Stated in U.S. dollars, segment profit in the year increased to $90.3 million from $64.7 million last year and increased in the quarter to $13.0 million from $9.2 million last year due primarily to selling price increases, increased paint sales volume, good expense control, and reduced asset impairment charges partially offset by increasing raw material costs and dilution from acquisitions. Foreign currency translation rate changes increased segment profit $4.5 million in the year, but did not have a significant impact on segment profit in the quarter. Acquisitions had an unfavorable impact on segment profit of $6.4 million in the year and $2.8 million in the quarter. As a percent to net external sales, segment profit was 4.8% in twelve months 2011 compared to 4.6% in 2010 and 2.8% in the quarter versus 2.1% last year. Trademark impairment charges were $0.8 million in the year and fourth quarter 2011 compared to $4.4 million in the year and fourth quarter 2010.

The Latin America Coatings Group’s net sales stated in U.S. dollars increased 22.7% to $828.5 million in the year due primarily to acquisitions, selling price increases, higher paint sales volume and favorable currency translation rate changes. Net sales increased 4.0% to $220.1 million in the quarter due primarily to selling price increases and higher paint sales volume partially offset by unfavorable currency translation changes. Acquisitions increased net sales in U.S. dollars by 8.7% in the year, but had no impact on net sales in the fourth quarter. Currency translation rate changes increased net sales by 3.0% in the year and decreased net sales by 6.4% in the quarter. Stated in U.S. dollars, segment profit in the year increased to $75.5 million compared to $59.0 million last year and increased to $26.4 million in the quarter from $19.6 million last year due primarily to increased paint sales volume and selling price increases partially offset by increases in raw materials costs and selling, general and administrative expenses. Foreign currency translation rate changes increased segment profit $1.9 million in the year and decreased segment profit $1.9 million in the quarter. Acquisitions increased segment profit $1.1 million in twelve months, but had no impact on the fourth quarter 2011. As a percent to net external sales, segment profit was 9.1% in twelve months compared to 8.7% in 2010 and 12.0% in the quarter versus 9.3% in the fourth quarter last year.

The Company acquired 460,000 shares of its common stock through open market purchases in the quarter bringing our total purchased to 4.70 million shares in the year. The Company had remaining authorization at December 31, 2011 to purchase 21.05 million shares.

Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased to report record sales and earnings per share in 2011 in an environment of soft demand and rapidly escalating raw material costs. Our operating segments continue to control costs and implement price increases in an effort to keep pace with rising raw material increases.”

“Over the past year, our Paint Stores Group continued to focus on gaining market share in all markets and product lines while maintaining customer service in a difficult raw material environment. We are pleased with the continued sales development in the Global Finishes Group and the corresponding improvement in the Group’s core operating profit. The Leighs Paints acquisition as well as the acquisitions completed over the past eighteen months are performing to expectations and provide important assets to support the future growth in our world-wide business. Our Latin America Coatings Group increased gallons across all product lines, controlled costs, and delivered strong profit growth in the year.

“We continue to generate significant cash to allow us to invest in the business and give a return to our shareholders. In 2011, we generated net operating cash flow of $735.8 million. Our working capital ratio (accounts receivable plus inventories less accounts payable to sales) at December 31, 2011 was 10.9% compared to 11.9% last year. We are continuing to invest in our business by expanding the Paint Stores platform. In 2011, we added 60 net new stores, finishing the year with 3,450 stores in operation. In the fourth quarter, the Company surpassed 4,000 total stores and branches across all segments achieving a significant milestone in the Company’s history. During the year, we continued to buy shares of stock and paid an annual cash dividend of $1.46 per common share. Our balance sheet remains flexible and is positioned for future acquisitions and investments in our business.

“In the first quarter of 2012, we anticipate our consolidated net sales will increase nine to fourteen percent compared to the first quarter of 2011. At that anticipated sales level, we estimate diluted net income per common share in the first quarter of 2012 will be in the range of $.56 to $.74 per share compared to $.63 per share earned in the first quarter of 2011. For the full year 2012, we expect consolidated net sales to increase above 2011 levels by a high single-to-low-teens percentage. With annual sales at that level, we anticipate diluted net income per common share for 2012 will be in the range of $5.37 to $5.67 per share compared to $4.14 per share earned in 2011.”

The Company will conduct a conference call to discuss its financial results for the fourth quarter and year 2011, and its outlook for the first quarter and full year 2012, at 11:00 a.m. ET on Thursday, January 26, 2012. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the January 26th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Thursday, February 16, 2012 at 5:00 p.m. ET.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,000 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 109 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Bob Wells

Senior Vice President — Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Mike Conway

Director — Corporate Communications and Investor Relations

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Thousands of dollars, except per share data	2011	2010	2011	2010
Net sales	$2,070,442	$1,895,619	$8,765,699	$7,776,424
Cost of goods sold	1,184,342	1,049,987	5,021,137	4,295,346
Gross profit	886,100	845,632	3,744,562	3,481,078
Percent to net sales	42.8%	44.6%	42.7%	44.8%
Selling, general and administrative expenses	753,957	720,360	2,960,814	2,728,122
Percent to net sales	36.4%	38.0%	33.8%	35.1%
Other general expense (income) — net	657	(2,411)	2,731	3,803
Impairment of trademarks	5,492	4,484	5,492	4,484
Interest expense	9,623	21,376	42,497	70,595
Interest and net investment income	(1,740)	(802)	(3,711)	(2,929)
Other income — net	(11,432)	(1,073)	(4,809)	(781)

Income before income taxes	129,543	103,698	741,548	677,784
Income taxes *	114,991	30,780	299,688	215,299

Net income	$14,552	$72,918	$441,860	$462,485

Net income per common share:
Basic	$.14	$.68	$4.22	$4.28
Diluted	$.14	$.67	$4.14	$4.21

Average shares outstanding — basic	102,066,634	105,986,523	103,471,323	107,021,624

Average shares and equivalents outstanding — diluted	104,230,372	108,165,436	105,671,973	108,785,517

* Includes IRS Settlement of $74,982, or approximately $.70 per share, in the Three months and Year ended December 31, 2011. See October 24, 2011 press release filed on Form 8-K for more information on the IRS Settlement.

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the January 26th release.